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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholder
Anschutz Company:

        We consent to the use of our report dated March 8, 2002, with respect to the combined balance sheets of Regal Entertainment Group (a combination of certain theatre interests of Anschutz, see note 1) as of January 3, 2002, and the related combined statement of operations, parent's investment and cash flows for the periods under common control then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
March 8, 2002

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  Exhibit 23.1